 EXHIBIT 99.1

DARLING INTERNATIONAL INC. ANNOUNCES
THIRD QUARTER 2013 RESULTS

November 7, 2013 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported net income of $27.7 million, or $0.23 per share, for the third quarter ended September 28, 2013. Net sales and results of operations for the third quarter as compared to the same period of the prior year are as follows:

For the third quarter of 2013, the Company reported net sales of $425.8 million as compared to $452.7 million for the third quarter of 2012. The $26.9 million decrease in sales is primarily attributable to lower finished product selling prices in both the Rendering and Bakery segments due to the effects of declining prices from competing ingredients. The new industrial residuals business acquired during the quarter contributed to help partially offset lower finished product selling prices.

Net income for the third quarter of 2013 decreased from $37.2 million, or $0.31 per share to $27.7 million, or $0.23 per share, when compared to the 2012 comparable period. The $9.5 million decrease in net income for the third quarter resulted from lower finished product selling prices, primarily within the Bakery segment; costs of $8.3 million related to the August 2013 acquisition of Terra Renewal Services, Inc., the October 2013 acquisition of the Rothsay rendering division of Maple Leaf Foods and the proposed acquisition of the VION Ingredients division of VION N.V.; and a $2.4 million payment made pursuant to the purchase agreement relating to the acquisition of Griffin Industries, Inc. to reimburse Griffin’s former shareholders for certain state income tax liabilities resulting from the Company’s 338(h) (10) tax election made in connection with that acquisition.

On an adjusted basis, earnings were $.32 per share in third quarter 2013 after excluding nonrecurring items, including the $8.3 million acquisition related costs and the $2.4 million payment associated with the Griffin acquisition. Combined these nonrecurring costs decreased earnings per share by approximately $.06 per share. Additionally, for the quarter, Diamond Green Diesel operated at reduced rates due to the metallurgical issues with multiple heat exchangers. The reduced run rate at Diamond Green Diesel, which is being addressed, had an impact of approximately $.03 per share during the third quarter of 2013. Diamond Green Diesel commenced a shutdown today to replace the heat exchangers. The Company anticipates the unit will be back on line and operating at or above nameplate capacity by mid-November.

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News Release November 7, 2013 Page 2

Darling International Chairman and Chief Executive Officer Randall Stuewe stated, “Our third quarter operating performance remained in line with the second quarter fiscal 2013 performance despite a major resetting of global commodity values to their lowest levels in four years. Rendering raw material volumes remained steady on a sequential basis with improving poultry and yellow grease volumes offsetting a slight decrease in the beef raw material tonnage. Exports continued to be sluggish for fats and greases with reduced global demand for meat and bone meal.

As anticipated, the Bakery segment’s operating performance declined significantly in the third quarter of fiscal 2013 as compared to the same period in 2012 and sequentially. The Company’s corn derivative hedge position protecting the margin spread of Cookie Meal®, a proprietary Darling Bakery segment product, helped to partially offset rapidly declining cash corn prices during the quarter.

Diamond Green Diesel, the Company’s joint venture with Valero Energy Corporation, had its first full quarter of operations and posted solid results. Although still in startup mode, Diamond Green Diesel was able to reach name plate capacity for part of the quarter prior to finding some excessive metallurgical wear in its main heat exchanger in August, 2013. Production remained at a reduced rate during the quarter, with a shutdown commenced today to replace multiple heat exchangers. It is anticipated that name plate capacity of 9,300 barrels per day or above will resume by mid-November. The pre-treatment facility continues to exceed expectations and has proven capable of processing animal fats and vegetable oils.”

For the nine months ended September 28, 2013, the Company reported net sales of $1,294.8 million, as compared to $1,276.5 million for the 2012 comparable period. The $18.3 million increase in sales resulted primarily from increased raw material volumes in both the Rendering and Bakery segments followed by an increase in other sales including higher hide prices and improved pet food sales.

For the nine months ended September 28, 2013, the Company reported net income of $86.5 million, or $0.73 per share, as compared to $102.0 million, or $0.86 per share, for the 2012 comparable period.
The $15.5 million decrease in net income for the nine months ended September 28, 2013 resulted in part, from lower finished product selling prices in the Bakery segment and a decrease in rendering raw material yields due to the relatively higher proportion of poultry raw material processed, which produces lower yields than processing cattle offal.

Darling International is the largest and only publicly traded provider of rendering and bakery residuals recycling solutions to the nation’s food industry. The Company recycles beef, poultry and pork by-product

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News Release November 7, 2013 Page 3

streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and biodiesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants and collects and land applies industrial residuals. For additional information, visit the Company’s website at http://www.darlingii.com.

Darling International will host a conference call to discuss the Company’s third quarter 2013 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, November 8, 2013. To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10034424. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company’s website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through November 14, 2013, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10034424. The conference call will also be archived on the Company’s website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling International and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling International's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the fulfillment of all conditions to the closing of the acquisition of VION Ingredients, the Company’s ability to successfully integrate and operate Rothsay and VION Ingredients, disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company’s products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling International and Valero Energy Corporation including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; economic disruptions resulting from the European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling International, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling International is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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News Release November 7, 2013 Page 4

Darling International Inc.
Consolidated Operating Results
For the Periods Ended September 28, 2013 and September 29, 2012
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	Sept 28,	Sept 29,	Favorable	Sept 28,	Sept 29,	Favorable
	2013	2012	(Unfavorable)	2013	2012	(Unfavorable)
Net sales	$425,786	$452,732	$(26,946)	$1,294,801	$1,276,514	$18,287

Costs and expenses:
Cost of sales and operating expenses	$310,089	$327,909	17,820	$942,697	$918,516	$(24,181)
Selling, general and administrative expenses	42,588	38,523	(4,065)	124,843	112,786	(12,057)
Acquisition costs	8,326	—	(8,326)	9,157	—	(9,157)
Depreciation and amortization	23,131	20,524	(2,607)	67,074	62,958	(4,116)
Total costs and expenses	384,134	386,956	2,822	1,143,771	1,094,260	(49,511)

Operating income	41,652	65,776	(24,124)	151,030	182,254	(31,224)

Other income/(expense):
Interest expense	(5,313)	(5,868)	555	(16,607)	(18,546)	1,939
Other, net	(3,268)	232	(3,500)	(2,619)	(106)	(2,513)
Total other income/(expense)	(8,581)	(5,636)	(2,945)	(19,226)	(18,652)	(574)

Equity in net income/(loss) of unconsolidated subsidiary	11,953	(833)	12,786	8,796	(1,725)	10,521
Income from operations before income taxes	45,024	59,307	(14,283)	140,600	161,877	(21,277)
Income taxes (expense)/benefit	(17,373)	(22,135)	4,762	(54,126)	(59,909)	5,783
Net income	$27,651	$37,172	$(9,521)	$86,474	$101,968	(15,494)

Basic income per share:	$0.23	$0.32	$(0.09)	$0.73	$0.87	$(0.14)
Diluted income per share:	$0.23	$0.31	$(0.08)	$0.73	$0.86	$(0.13)

For More Information, contact: Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: (972) 717-0300